Exhibit 4.1.8

THIS EIGHTH SUPPLEMENTAL INDENTURE, dated as of the 4th day of January, 2012, between ALLY FINANCIAL INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), a party of the first part, and U.S. BANK NATIONAL ASSOCIATION, a corporation duly organized and existing under the laws of the United States of America (hereinafter called the “Trustee”), as Trustee, which term shall include any successor trustee appointed pursuant to Article Six under the Indenture of the Company dated as of October 15, 1985, and all indentures supplemental thereto including this Eighth Supplemental Indenture (such Indenture and supplemental indentures hereinafter called the “Indenture”).

WITNESSETH:

WHEREAS, the Indenture provides for the issuance from time to time of the Company’s Variable Denomination Adjustable Rate Demand Notes (hereinafter called the “Demand Notes”) in an aggregate principal amount of Eight Billion Dollars ($8,000,000,000). Terms used in this Eighth Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture; and

WHEREAS, this Eighth Supplemental Indenture amends the Indenture, pursuant to Sections 9.01(e) and (f) thereof, in order to: (a) provide for the issuance, from time to time, under the Indenture of Demand Notes in an additional aggregate principal amount of Four Billion Five Hundred Million Dollars ($4,500,000,000), and (b) replace references to $250 in Section 13.04 with references to $1,000;

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Demand Notes by the holders thereof, the Company covenants and agrees for the equal and proportionate benefit of the respective holders from time to time hereafter of the Demand Notes, as follows:

Article One

The Company and the Trustee agree that all references in the Indenture limiting the aggregate principal amount of Demand Notes issuable thereunder to the amount of Eight Billion Dollars ($8,000,000,000) are hereby amended to read Twelve Billion Five Hundred Million Dollars ($12,500,000,000).

Article Two

Article Thirteen of the Indenture is amended by deleting therefrom all instances of “$250” and substituting “$1,000.”

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all of the day and year first above written.

Ally Financial Inc.

Attest:

/s/ Barbara Taylor	By:	/s/ Cathy L. Quenneville
Assistant Secretary		Name: Cathy L. Quenneville
Title: Corporate Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

Attest:

/s/ Susan T. Brown	By:	/s/ James Kowalski
Vice President		Name: James Kowalski
Title: Vice President

STATE OF MICHIGAN      )

                                               ) ss.

COUNTY OF WAYNE        )

On the 4th day of January, 2012, before me personally came Cathy L. Quenneville, to me known, who, being by me duly sworn, did depose and say that she resides at                    , Michigan, that she is the Corporate Secretary of ALLY FINANCIAL INC., one of the parties described in and which executed the above instrument; that she knows the corporate seal of said Company; that the seal affixed to the said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said Company; and that she signed her name thereto by like authority.

[Notary Seal]

/s/ Donna M. DiCicco
Notary Public

STATE OF MICHIGAN      )

                                               ) ss.

COUNTY OF WAYNE        )

I, Tracey L. Nawrot , a notary public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that on the 4th day of January, 2012, James Kowalski, personally known to me to be the Vice President of U.S. BANK NATIONAL ASSOCIATION, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such Vice President, he signed and delivered the said instrument, pursuant to authority given by the Board of Directors of said association as his free and voluntary act, and as the free and voluntary act and deed of said association for the uses and purposes set forth.

[Notary Seal]

/s/ Tracey L. Nawrot
Notary Public

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